EXHIBIT 5


                       LAW OFFICES OF RICHARD ROSSI, P.A.



January 16, 2001

STEROIDOGENESIS INHIBITORS INTERNATONAL, INC.
101 Convention Center Dr.
Suite 310
Las Vegas NV 89109

Re:   Steroidogenesis Inhibitors International, Inc. (the "Company")

Ladies and Gentlemen:

         You have requested our opinion with respect to the legality of shares of the Company's common stock (the "Common Stock"), to be included in the Registration Statement on Form SB-2, as amended, to be filed on or about this date with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with relation to the requirements of Form SB-2 of the Commission. Any terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         We have examined the original or copies of such records of the Company as we deem relevant and necessary in our discretion and have assumed the accuracy, legality and due execution of same. In such examination, we have also assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photo static copies. As to various questions relating to such opinion, we have relied upon statements of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that, when the shares of Common Stock are issued and delivered as described in the Registration Statement, and the SB-2 Registration Statement is filed and effective, the shares of Common Stock will be duly and validly issued, and the Common Stock will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. This opinion is expressly limited in scope to the shares which are to be expressly covered by the referenced Registration Statement and does not cover any subsequent issuances of shares or any period of time that the Registration Statement is not current or "stale" and this opinion is limited in that we express no opinion with respect to the laws of any jurisdiction. We consent to your filing this opinion with the Commission as an exhibit to the Registration Statement.

This opinion is based representations to this firm, and upon our assumptions as to application of the law and facts as of the date hereof.

Sincerely,
Law Offices of Richard Rossi, P.A.

 /s/ Richard Rossi